Exhibit 99.1

NEWS RELEASE
For immediate release
Patrick Johnson
904 598 7422
PatrickJohnson@RegencyCenters.com

Regency Centers Reports First Quarter Results

Operating Fundamentals Exceed Expectations

JACKSONVILLE, Fla. (May, 2, 2012) — Regency Centers Corporation (NYSE:REG) announced today financial and operating results for the quarter ended March 31, 2012.

Earnings

Regency reported Recurring Funds From Operations (Recurring FFO) for the first quarter of $56.2 million, or $0.62 per diluted share, compared to $51.0 million and $0.59 per diluted share for the same period in 2011.

Regency reported net income attributable to common stockholders for the quarter of $13.2 million, or $0.14 per diluted share, compared to net income of $2.2 million and $0.02 per diluted share for the same period in 2011.

Funds From Operations (FFO) for the first quarter was $49.9 million, or $0.55 per diluted share. For the same period in 2011, the Company reported FFO of $52.7 million and $0.61 per diluted share.

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with the guidance set forth by NAREIT’s April 1, 2001 White Paper as well as the October 2011 definitional change to exclude operating real estate impairments; however, Regency also includes gains and losses from the sale of development properties in its calculation of FFO because it considers those items to be significant operating amounts included in its financial results. An additional performance measure used by Regency, Recurring FFO, represents FFO as defined above, excluding the effects of non-recurring transaction income or expense, gains or losses from the early extinguishment of debt and other one-time items.

Operations

For the three months ended March 31, 2012, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 93.6%

•	Percent leased, all properties: 92.7%

•	Increase in same property net operating income (NOI) over the same period last year, excluding termination fees: 4.2%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 2.9%

•	Leasing transactions, including in-process developments (wholly owned properties and 100% of co-investment partnerships): 405 new and renewal lease transactions for a total of 1.5 million square feet

Investments

Property Transactions

During the quarter, Regency sold two wholly owned operating properties at a gross sales price of $23.1 million and a weighted average cap rate of 7.4%. Also, Regency sold two out parcels at a gross sales price of $7.4 million. Subsequent to quarter end, the Company sold two co-investment operating properties for a gross sales price of $80.5 million and a weighted average cap rate of 5.9%. Regency’s share of the sales price was $19.8 million.

During the quarter, Regency and a co-investment partner purchased Lake Grove Commons at a gross purchase price of $72.5 million and a cap rate of 5.6%. Regency’s share of the purchase price was $29.0 million. The property is a 141,382 square foot, 100% leased Whole Foods-anchored shopping center located on Long Island.

Developments and Redevelopments

At March 31, 2012, the Company had 10 projects under development with estimated net development costs of $217.7 million. Additionally, Regency had six redevelopment projects in process with estimated net incremental costs, including its pro-rata share of co-investment partnerships, of $29.8 million.

Capital Markets

Preferred Stock

During the quarter, Regency issued $250 million of 6.625% Series 6 Cumulative Redeemable Preferred Shares (“Series 6 Stock”). The Company used the proceeds for the purchase of its 7.45% Series D Cumulative Preferred Limited Partnership Units and the redemption of its 7.45% Series 3 and 7.25% Series 4 Cumulative Redeemable Preferred Shares (collectively, the “Preferred Redemptions”). Beginning in 2013, the Preferred Redemptions and the issuance of the Series 6 Stock will result in annual preferred dividend savings of approximately $1.8 million.

Unsecured Term Loan

During the quarter, Regency drew $150 million on the $250 million unsecured term loan that it closed in November 2011. The Company retains the option to draw the remaining $100 million by July 13, 2012.

Rating Agencies

During the quarter, Standard and Poor’s and Fitch Ratings both affirmed Regency’s corporate credit rating and senior unsecured ratings of BBB, with each maintaining a Stable outlook.

Partnership Financings

Subsequent to quarter end, Regency closed on $128 million of mortgage loan refinancings in its GRI partnership. The 4.5% interest rate was locked in October 2011. The new loans carry a term of ten years and include interest-only payments for the first year outstanding.

Dividend

On May 1, 2012, the Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.4625 per share, payable on May 30, 2012 to shareholders of record on May 16, 2012.

2012 Guidance

The Company has updated its 2012 Recurring FFO per share and same property net operating income growth guidance. Some of these changes are summarized below. Please refer to the Company’s first quarter 2012 supplemental information package for the complete listing of updates.

Full Year 2012 Guidance
	Previous Guidance	Updated Guidance
Recurring FFO/share - 2012	$2.38 - $2.52	$2.42 - $2.54
FFO/share - 2012	$2.23 - $2.39	$2.30 - $2.42
Same property NOI growth - without termination fees(a)	1.5% - 3.0%	2.0% - 3.25%
Same property percent leased - at period end(a)	93.0% - 94.0%	93.25% - 94.25%

(a)	wholly owned and Regency’s pro-rata share of co-investment partnerships

Conference Call

In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, May 3, 2012 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published forward-looking statements and additional financial information in its first quarter 2012 supplemental information package that may help investors estimate earnings for 2012. A copy of the Company’s first quarter 2012 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended March 31, 2012. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual (in thousands)

For the Periods Ended March 31, 2012 and 2011	Three Months Ended		Year to Date
	2012	2011	2012	2011

Net income attributable to common stockholders	$13,181	$2,185	$13,181	$2,185
Adjustments to reconcile to Funds from Operations:
Depreciation and amortization - consolidated real estate	28,039	29,808	28,039	29,808
Depreciation and amortization - unconsolidated partnerships	11,100	11,341	11,100	11,341
Consolidated JV partners’ share of depreciation	(181)	(135)	(181)	(135)
Provision for impairment	—	4,580	—	4,580
Amortization of leasing commissions and intangibles	4,013	4,380	4,013	4,380
Gain on sale of operating properties, net of tax	(6,301)	(19)	(6,301)	(19)
(Income) loss from deferred compensation plan, net	(51)	548	(51)	548
Noncontrolling interest of exchangeable partnership units	54	13	54	13

Funds From Operations	49,854	52,701	49,854	52,701

Dilutive effect of share-based awards	(217)	(225)	(217)	(225)

Funds From Operations for calculating Diluted FFO per Share	$49,637	$52,476	$49,637	$52,476

Funds From Operations	$49,854	$52,701	$49,854	$52,701
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel loss (gain), net of dead deal costs and tax	(1,329)	(1,724)	(1,329)	(1,724)
Provision for hedge ineffectiveness	(5)	—	(5)	—
Gain on early debt extinguishment	—	(23)	—	(23)
Original preferred stock issuance costs expensed	7,835	—	7,835	—
Gain on redemption of preferred units	(1,875)	—	(1,875)	—
One-time additional preferred dividend payment	1,750	—	1,750	—

Recurring Funds From Operations	56,230	50,954	56,230	50,954

Dilutive effect of share-based awards	(217)	(225)	(217)	(225)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$56,013	$50,729	$56,013	$50,729

Weighted Average Shares For Diluted FFO per Share	89,704	85,358	89,704	85,358

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of dominant grocery-anchored and community shopping centers. At March 31, 2012, the Company owned 365 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 207 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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